Exhibit 99.1

Alkermes Contacts:
For Investors:	Sandy Coombs +1 781 609 6377
For Media:	Katie Joyce +1 781 609 6806

Alkermes plc Announces Agreement to Sell Athlone, Ireland Facility to Novo Nordisk

DUBLIN, Dec. 14, 2023—Alkermes plc (Nasdaq: ALKS) today announced that it has entered into a definitive agreement to sell its development and manufacturing facility in Athlone, Ireland to Novo Nordisk, a leading global healthcare company. Under the terms of the agreement, upon the closing of the transaction, Alkermes will be entitled to a one-time cash payment of $92.5 million for the facility and related assets, subject to customary adjustments in accordance with the agreement. The transaction is expected to close in mid-2024, subject to certain closing conditions.

“As we prepare to enter 2024 as a pure-play neuroscience company, we have continued our focus on aligning our infrastructure and cost structure with the projected needs of the business. Upon closing, we expect this transaction to drive operational efficiencies and enhance profitability over the long term,” said Richard Pops, Chief Executive Officer of Alkermes. “I am particularly pleased to enter this agreement with Novo Nordisk as it offers our employees at this world-class, state-of-the-art GMP manufacturing facility in Athlone an exciting opportunity for growth.”

“The acquisition of the Athlone facility represents an expansion of Novo Nordisk’s global manufacturing setup and will provide Novo Nordisk with additional development and manufacturing capacity for current and future oral products,” said Thilde G. Hummel Bøgebjerg, Senior Vice President, Product Supply Emerging Technologies, Novo Nordisk. “With this acquisition, we are excited to soon welcome approximately 400 highly skilled colleagues currently employed by Alkermes with valuable capabilities within oral drug development and manufacturing who will play a key role in serving even more patients with oral products.”

Alkermes and Novo Nordisk also plan to enter into subcontracting arrangements to continue certain work currently performed at the facility for a period of time after closing of the transaction, which may continue through the end of 2025. This transaction is expected to be operating cost-neutral to Alkermes over the subcontracting period and thereafter, the transaction is expected to yield significant operating cost benefit and contribute to enhanced profitability. Alkermes will continue to retain all royalty revenues associated with products currently manufactured at the facility.

Alkermes will continue to manufacture its proprietary commercial products, VIVITROL®, ARISTADA®, ARISTADA INITIO® and LYBALVI®, at its Wilmington, Ohio manufacturing facility.

About Alkermes plc

Alkermes plc is a global biopharmaceutical company that seeks to develop innovative medicines in the field of neuroscience. The company has a portfolio of proprietary commercial products for the treatment of alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder and a pipeline of clinical and preclinical candidates in development for neurological disorders. Headquartered in Dublin, Ireland, Alkermes has a research and development center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the expected timeline, structure, impacts and anticipated financial and operational benefits of the transaction, including details relating to the closing of the transaction and expectations regarding the company’s plans to enter into subcontracting arrangements with Novo Nordisk; and the company’s expectations regarding its future financial plans, expectations and prospects, including anticipated royalty revenues and profitability. The company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: that the transaction may involve unexpected costs, liabilities or delays; that a condition to the closing of the transaction may not be satisfied or waived in a timely manner or at all and may result in closing being delayed or not occurring; that a party may terminate the definitive agreement relating to the transaction prior to its consummation; the company may not realize the anticipated financial or operational benefits of the transaction; the unfavorable outcome of arbitration or litigation, including so-called "Paragraph IV" litigation and other patent litigation which may lead to competition from generic drug manufacturers, or other disputes related to the company's products or products using the company's proprietary technologies; the company and its licensees may not be able to continue to successfully commercialize their products or support revenue growth from such products; there may be a reduction in payment rate or reimbursement for the company's products or an increase in the company’s financial obligations to government payers; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; ARISTADA®, ARISTADA INITIO® and LYBALVI® are registered trademarks of Alkermes Pharma Ireland Limited, used by Alkermes, Inc. under license.

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